Exhibit 99.1

W-H Energy Services Announces Second Quarter 2008 Results

HOUSTON--(BUSINESS WIRE)--W-H Energy Services, Inc. (NYSE:WHQ) announced second quarter net income of $45.8 million or $1.45 per share (excluding approximately $5.1 million or $0.16 per share of transaction costs related to the proposed acquisition of the Company by Smith International, Inc.) as compared to the $39.1 million or $1.25 per share reported for the same period in the prior year. In the preceding quarter, the Company reported net income of $37.1 million or $1.18 per share.

Revenues for the second quarter of $346.9 million were 25 percent higher than the second quarter of 2007 and were 15 percent higher than the preceding quarter. Domestic revenues increased 26 percent as compared to the second quarter of last year and were 17 percent higher than the preceding quarter. International revenues also increased 13 percent as compared to the second quarter of last year and were 1 percent higher than the preceding quarter.

The Company spent approximately $62.0 million in capital expenditures during the second quarter, resulting in a year-to-date capital spend of approximately $120.1 million.

QUARTERLY SEGMENT RESULTS

Drilling

Revenues in the drilling segment were $223.0 million in the second quarter, 25 percent higher than the comparable period in the prior year and 15 percent higher than the preceding quarter. Sequential increases in revenue from the Company’s drilling lines of business were 38 percent in rental tools, 17 percent in drilling fluids, and 10 percent in measurement/logging-while-drilling, directional drilling and motors.

Operating income from the drilling segment of $43.2 million was 5 percent higher than the comparable period in the prior year and 15 percent higher than the preceding quarter.

Completion and workover

Second quarter revenues in the completion and workover segment were $124.0 million, 26 percent higher than the comparable period in the prior year and 16 percent higher than the preceding quarter. Sequential increases in revenue from the Company’s completion and workover lines of business were 23 percent in completion fluids, 18 percent in rental tools, 17 percent in cased-hole wireline, and 12 percent in coiled tubing.

Operating income from the completion and workover segment of $34.8 million recorded in the second quarter was 34 percent higher than the comparable period in the prior year and 23 percent higher than the preceding quarter.

W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

Smith International, Inc. ("Smith") filed a registration statement on Form S-4 and a tender offer statement on Schedule TO with the SEC on June 24, 2008, as amended, and W-H filed a solicitation/recommendation statement on Schedule 14D-9 on June 24, 2008, as amended, in connection with Smith's pending exchange offer to acquire all the outstanding shares of W-H common stock. These documents contain important information about the exchange offer that should be read carefully before any decision is made with respect to the exchange offer. These materials will be made available to the shareholders of W-H at no expense to them. Investors and security holders may obtain the documents free of charge at the SEC’s web site, www.sec.gov. In addition, such materials (and all other documents filed with the SEC) may be obtained free of charge at www.smith.com or www.whes.com. You may also read and copy any reports, statements and other information filed by Smith or W-H with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room. Copies of the exchange offer materials may also be obtained at no charge from MacKenzie Partners, Inc., the information agent for the exchange offer, toll-free at 1-800-322-2885.

W-H ENERGY SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$346,937	$277,752	$647,905	$550,639

Costs and Expenses:
Cost of revenues	191,276	145,386	355,314	292,805
Selling, general and administrative	50,874	44,964	97,044	88,244
Transaction related costs (1)	5,350	-	5,350	-
Research and development	6,849	5,485	12,943	10,201
Depreciation and amortization	24,671	19,162	47,988	36,714
Total costs and expenses	279,020	214,997	518,639	427,964

Operating income	67,917	62,755	129,266	122,675

Other expenses:
Interest expense, net	2,770	1,896	5,178	3,889
Other income, net	(4)	(70)	(12)	(41)
Income before income taxes	65,151	60,929	124,100	118,827

Provision for income taxes	24,405	21,855	46,294	43,929
Net income	$40,746	$39,074	$77,806	$74,898

Earnings per common share:
Basic	$1.33	$1.29	$2.54	$2.48
Diluted	$1.29	$1.25	$2.48	$2.42

Weighted average shares outstanding:
Basic	30,670	30,315	30,622	30,196
Diluted	31,480	31,140	31,389	31,008

(1) Transaction related costs for the three and six months ended June 30, 2008 includes costs related to the proposed acquisition of the Company by Smith International, Inc. For more information, see the reconciliation of non-GAAP measures presented elsewhere in this press release.

W-H ENERGY SERVICES, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2008	December 31, 2007

Assets:
Cash and cash equivalents	$30,943	$23,076
Accounts receivable, net	281,437	252,313
Inventory	119,232	102,584
Other current assets	31,056	28,880
Total current assets	462,668	406,853

Property and equipment, net	516,302	448,913
Other assets	199,603	151,264
Total assets	$1,178,573	$1,007,030

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$127,685	$116,815
Total current liabilities	127,685	116,815

Long-term debt (1)	225,149	150,000
Other liabilities	84,502	84,687
Total liabilities	437,336	351,502

Shareholders' equity	741,237	655,528
Total liabilities and shareholders' equity	$1,178,573	$1,007,030

(1) As of June 30, 2008, there was approximately $139.4 million available under the Company's revolving credit facility.

W-H ENERGY SERVICES, INC.
UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
(in thousands)

	For the Three Months Ended:
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
SEGMENTED INFORMATION:
Revenue:
Drilling	$222,984	$194,253	$192,555	$187,456	$179,141
Completion and workover	123,953	106,715	100,821	95,536	98,611
Total revenue	$346,937	$300,968	$293,376	$282,992	$277,752

Depreciation and amortization:
Drilling	$14,899	$14,063	$13,737	$12,542	$11,600
Completion and workover	9,709	9,190	8,352	7,825	7,493
Corporate	63	64	66	50	69
Total depreciation and amortization	$24,671	$23,317	$22,155	$20,417	$19,162

Operating income:
Drilling	$43,242	$37,593	$39,272	$40,114	$41,307
Completion and workover	34,842	28,447	26,318	21,726	26,032
Corporate (1)	(10,167)	(4,691)	(4,999)	(5,147)	(4,584)
Total operating income	$67,917	$61,349	$60,591	$56,693	$62,755

(1) Corporate operating expense for the three months ended June 30, 2008 includes costs of approximately $5.4 million related to the proposed acquisition of the Company by Smith International, Inc. For more information, see the reconciliation of non-GAAP measures presented elsewhere in this press release.

W-H ENERGY SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net income (as reported)	$40,746	$39,074	$77,806	$74,898

Transaction related costs	5,350	-	5,350	-
Less: Tax impact of transaction related costs	(281)	-	(281)	-
Transaction related costs, net of tax	5,069	-	5,069	-

Net income before transaction related costs	$45,815	$39,074	$82,875	$74,898

Per diluted common share information:
Net income (as reported)	$1.29	$1.25	$2.48	$2.42
Transaction related costs, net of tax	0.16	-	0.16	-
Net income before transaction related costs	$1.45	$1.25	$2.64	$2.42

Corporate segment operating expense (as reported)	$(10,167)	$(4,584)	$(14,858)	$(9,498)

Transaction related costs	5,350	-	5,350	-

Corporate segment operating expense before transaction related costs	$(4,817)	$(4,584)	$(9,508)	$(9,498)

(1) Management believes that the non-GAAP financial measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to transaction costs that have been incurred as a result of the proposed acquisition of the Company by Smith International, Inc. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.

CONTACT:
W-H Energy Services, Inc., Houston
Shawn M. Housley, 713-974-9071